April 3, 1997



Mr. H. Robert Hawthorne
4607 Moorland Avenue
Edina, MN  55424

Dear Rob:

I am pleased to confirm our conversation of March 31 in which I offered you the position of Chief Executive Officer and President of Select Comfort Corporation, as well as membership on the Board of Directors. This letter lays out the specific elements of the offer and requests that you indicate your acceptance by signing the bottom of the page.

We have agreed on a salary of $325,000 per year, and this will include compensation for items which you may have been used to at Pillsbury, such as a company car allowance and club memberships. Your bonus target in 1997 will be 50% of salary earned during the year, depending upon company performance relative to plan. Once you establish yourself in the Company, you should firm up the company performance objectives and appropriate bonus percentages with the Compensation Committee of the Board.

You will receive 400,000 stock options with an exercise price of $5.25 per share. 100,000 of the options will be "Incentive Stock Options with a performance option feature" which will become fully vested if and when the stock prices exceeds $22.00 per share for 30 consecutive trading days in the public market. 300,000 of the options will vest over three years in 36 equal installments. Details on the stock options will be included in the stock option agreements.

If you are terminated within the first twelve months without cause, you will be eligible to receive 12 months severance paid monthly. After your first twelve months of employment, your severance will increase to 24 months of salary. During the severance period, if this were to occur, your stock will not continue to vest, and you will not be eligible to receive bonuses.

You will eligible to be enrolled in Select Comfort's fringe benefit programs for items like health insurance, etc; as soon as you begin employment. Please call Karen Jones, Vice President of Human Resources, for specific information on the benefits programs.

The Board of Directors and management team is extremely enthusiastic about your joining Select Comfort to lead it to the next century when it will be recognized as the most successful mattress company of all time. Under your leadership, we are confident that Sealy and Serta may soon join Willy's and Studebaker as forgotten brand names. You are taking on an enormous challenge, however, be assured that the Board and management team are available to help you in whatever way we can.

To formally acknowledge your acceptance of this offer letter, please sign the bottom of this page and send a copy back to me.

I am looking forward to a long and prosperous working relationship.

Sincerely,

/s/ Patrick A. Hopf

Patrick A. Hopf
Co-Chairman of Select Comfort


I accept the offer to become the CEO and President of Select Comfort Corporation as described above:


                    /s/ H. Robert Hawthorne
                 ----------------------------